CONSULTANT AGREEMENT

THIS CONSULTANT AGREEMENT (this "Agreement"), dated as of July 1, 2018 (the "Effective Date"), is made by and between Shenandoah Telecommunications Company, a Virginia corporation, on behalf of itself and its subsidiaries (the "Company"), and Earle A. Mackenzie (the "Consultant").

WHEREAS, the Company is engaged in the business of providing regulated and unregulated telecommunications services to customers and other telecommunications providers (the "Business");

WHEREAS, the Consultant is retiring from his position as the Chief Operating Officer of the Company after working for the Company for 15 years (the "Employment Period"); and

WHEREAS, the Company desires to retain the Consultant to provide certain post-employment advisory services.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Consultancy Period. The Company shall retain the Consultant pursuant to the terms of this Agreement, and the Consultant shall provide the "Services" (as defined in Section 2 hereof) to the Company for a period of twelve (12) months from the Effective Date, though either party may terminate this Agreement early upon providing sixty (60) days prior written notice to the other party (the "Consultancy Period"). The Consultancy Period may also be extended upon mutual agreement of the parties.

2. Services. The Company hereby retains the Consultant to perform up to forty (40) hours of services during each month of the Consultancy Period, as the Company may reasonably request from time to time and are reasonable in light of the Consultant's skills, knowledge and experience gained during the Employment Period (the "Services"), and the Consultant agrees to make himself reasonably available to perform the Services upon reasonable advance notice from the Company.

3. Consultancy Fees; Business Expenses. The Company agrees to pay the Consultant, as compensation for the Services, a Consultancy Fee equal to $12,000 per month during the Consultancy Period. In the event the Consultant's time spent on the Services ever exceeds forty (40) hours in any given month during the Consultancy Period, the Consultant shall invoice the Company $300 per hour for each additional hour the Consultant spent providing the Services.

   In addition, upon presentation of appropriate documentation, the Consultant will be reimbursed, in accordance with the Company's expense reimbursement policy, for all reasonable business expenses (inclusive of expenses associated with any necessary business travel) incurred during the Consultancy Period in connection with the Consultant's performance of the Services, provided that the Consultant shall be required to get the Company's prior written consent for any expenses that could exceed $2,000.

4. Independent Contractor Status. Both parties agree that (and neither party shall act inconsistently with the understanding that) the Consultant is an independent contractor

and that nothing contained in this Agreement shall be deemed or interpreted to constitute the Consultant as a partner, agent, joint-venturer or employee of the Company, nor shall either party have any authority to bind the other. The Consultant agrees that he shall be responsible for all taxes associated with the Consultancy Fee and the performance of the Services and shall not be entitled to any employee benefits from the Company (other than his rights under the Award Agreements for both the equity awards already granted and his prorated bonus payment for 2018). The Consultant agrees to provide a completed Internal Revenue Service Form W-9 (or other requested tax documentation) upon commencement of the Consultancy Period. In addition, the Consultant agrees to abide by all applicable laws and regulations in performing the Services. The Company agrees that the Consultant will continue to have access to his Shentel email address during the Consultancy Period.

5. Restrictive Covenants. The Company and the Consultant acknowledge and agree that during the Consultancy Period, the Consultant may continue to have access to Confidential Information of the Company as well as continue to occupy a position of trust and confidence with respect to the affairs and business of the Company and its affiliates. The Consultant agrees that during the Consultancy Period and for one (1) year thereafter, the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information of the Company and protect the Company as appropriate:

(a) Confidentiality. The Consultant shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his or her benefit or the benefit of any person, firm, corporation or other entity, any confidential or proprietary information or trade secrets of or relating to the Company without the prior written authorization of the Company. Notwithstanding anything herein to the contrary, nothing shall prohibit the Consultant from disclosing any information that is generally known by the public.

(b) Non-Compete. The Consultant shall not, without the Company's prior written consent, directly or indirectly engage in, have any equity interest in, or assist, manage or participate in (whether as a director, officer, employee, agent, representative, security holder, consultant or otherwise) any Competitive Business; provided, however, that: (i) the Consultant shall be permitted to acquire a passive stock or equity interest in such a Competitive Business provided the stock or other equity interest acquired is not more than 5% of the outstanding interest in such a Competitive Business; and (ii) the Consultant shall be permitted to acquire any investment through a mutual fund, private equity fund or other pooled account that is not controlled by the Consultant and in which he has less than a 5% interest. For purposes of this provision, the term "Competitive Business" shall mean the provision of telecommunications services to customers in a location in which the Company's services are available to such customers, and also refers to any entity (including any subsidiaries, parent entities or other affiliates thereof) which, as of the Consultant's date of termination, engages in any such business.

(c) Non-Solicitation. The Consultant will not, directly or indirectly, recruit or otherwise solicit or induce any employee, director, consultant, customer,

vendor or supplier of the Company to terminate his, her or its employment or arrangement with the Company or otherwise change his, her or its relationship with the Company.

(d) Non-Disparagement. The Consultant will not criticize, defame, be derogatory toward or otherwise disparage the Company (or the Company's past, present and future officers, directors, stockholders, attorneys, agents, representatives, employees or affiliates), or its or their business plans or actions, to any third party, either orally or in writing; provided, however, that this provision will not preclude the Consultant from giving testimony in response to a lawful subpoena or preclude any conduct protected under 18 U.S.C. Section 1514A(a) or any similar state or federal law providing "whistleblower" protection to the Consultant.

6. Governing Law and Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Virginia, without regard to the choice of law principles thereof.

7. Assignment. This Agreement is personal to each of the parties hereto. Neither party may assign or delegate any rights or obligations hereunder without the express written consent of the other party.

8. Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered (a) by email upon confirmation of receipt or (b) by hand or mailed by certified mail, postage and fees prepaid, or nationally recognized overnight express mail service, as follows:

If to the Consultant:	Earle A. MacKenzie 242 Switchback Road New Market, VA 22844 Email: eam52@shentel.net
If to the Company:	Shenandoah Telecommunications Company 500 Shentel Way Edinburg, VA 22824 Attention: Chris French Email: chris.french@emp.shentel.com

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9. Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered void, and the remainder of such provision and of this Agreement shall be unaffected and continue in full force and effect.

10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument, including by electronic transmission.

11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged, unless such waiver, modification or discharge is agreed to in writing and signed by both parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement represents the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all other agreements, verbal or otherwise, between the parties hereto concerning such subject matter. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter here have been made by either party which are not expressly set forth in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Consulting Agreement to be executed and delivered as of the date first written above.

Shenandoah Telecommunications Company

By: ______________________

Name: Christopher E. French

Title: President and CEO

Earle A. Mackenzie

____